Good Times Restaurants Inc. SC 13D

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 22, 2021 (including amendments thereto) with respect to the Common Stock of Good Times Restaurants, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	July 22, 2021

Leanlien, L.L.C. By: /s/ Robert J. Stetson Robert J. Stetson, Manager	SLKW Investments LLC By: /s/ Robert J. Stetson Robert J. Stetson, Managing Member
Robert J. Stetson By: /s/ Robert J. Stetson Robert J. Stetson, individually